Exhibit 99.1

Grace News
Media Relations Rich Badmington +1 410.531.4370 rich.badmington@grace.com	Investor Relations Jeremy Rohen +1 410.531.8234 jeremy.rohen@grace.com	Inv Tania Almond +1 410.531.4590 tania.almond@grace.com

Grace Reports First Quarter 2018 Results

•	Net sales up 8.4%; Higher sales volumes and improved pricing in both segments; seventh consecutive quarter of year-over-year sales growth

•	Diluted EPS of $0.64, up 1.6%; Adjusted EPS of $0.82, up 20.6%

•	Completed strategic acquisition of polyolefin catalysts business on April 3

•	Raising full-year 2018 sales and earnings guidance
COLUMBIA, MD - April 25, 2018 - W. R. Grace & Co. (NYSE: GRA) today announced financial results for the first quarter 2018, summarized in the table below, and raised its full-year 2018 sales and earnings guidance reflecting strong demand for its value-added products and higher earnings expectations.

Summary Financial Results - Total Grace
(In $ millions, except per share amounts)	1Q18	1Q17	Change
Net sales	431.5	398.0	8.4%
Net sales, constant currency			4.2%
Net income	43.6	42.9	1.6%

Adjusted EBIT	95.8	86.8	10.4%
Adjusted EBIT margin	22.2%	21.8%	0.4 pts

Diluted EPS	$0.64	$0.63	1.6%
Adjusted EPS	$0.82	$0.68	20.6%

Net cash provided by operating activities	89.0	35.9	147.9%
Adjusted Free Cash Flow	55.1	50.0	10.2%

Adjusted EBIT ROIC	24.7%	24.4%	0.3 pts
Dividends per share	$0.24	$0.21	14.3%
Delivering on Our Strategic Initiatives
“Grace delivered a solid first quarter. We are encouraged by the momentum we are seeing across all of our businesses as we continue to execute our profitable growth strategy," said Fred Festa, Grace’s Chairman and Chief Executive Officer. "Our differentiated solutions are winning with customers and we are making good progress with our operating excellence initiatives. With the polyolefin catalysts acquisition now closed, full integration is underway and we are excited about the long-term opportunity. We remain confident in our business prospects and achieving our increased 2018 outlook."
Grace's strategic framework for profitable growth includes four elements:

•	Invest to accelerate growth and extend our competitive advantages

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•	Invest in great people to strengthen our high-performance culture

•	Formalize the Grace Value Model to drive operating excellence

•	Acquire to build our technology and manufacturing capabilities for our customers
First Quarter Segment Performance
Catalysts Technologies
Catalysts Technologies includes catalysts and additives for refinery, plastics, and other chemical process applications, as well as polypropylene process technology.

Summary Financial Results - Catalysts Technologies
(In $ millions)	1Q18	1Q17	Change
Net sales	315.8	293.8	7.5%
Gross margin	41.5%	39.2%	2.3 pts

Operating income	92.1	81.2	13.4%
Operating margin	29.2%	27.6%	1.6 pts

•
First quarter sales of $315.8 million increased 7.5%, up 4.5% on constant currency, led by a 14.7% increase in Specialty Catalysts sales. FCC catalyst pricing improved more than 2% and is on track to deliver full-year improved pricing in line with prior Grace expectations. Segment sales volumes increased 2.8% and pricing improved 1.7%.

•
Operating income of $92.1 million increased 13%. Our operating excellence initiatives contributed to a 230 basis point improvement in gross margin despite higher raw materials and energy costs. Lower depreciation contributed approximately 70 basis points. Income from our ART joint venture was below the prior year, but above Grace's expectations, based on order timing within the year.

•	Operating income in the first quarter of 2017 included $2.5 million of business interruption insurance proceeds which did not repeat in 2018.
Materials Technologies
Materials Technologies includes engineered materials for coatings, consumer, pharmaceutical and chemical process applications.

Summary Financial Results - Materials Technologies
(In $ millions)	1Q18	1Q17	Change
Net sales	115.7	104.2	11.0%
Gross margin	36.3%	39.1%	(2.8) pts

Operating income	24.1	24.8	(2.8)%
Operating margin	20.8%	23.8%	(3.0) pts

•
First quarter sales of $115.7 million increased 11.0%, up 3.4% on constant currency. Silicas sales volumes increased 6.6% with strong demand in coatings, petrochemical and process adsorbents applications. The strong demand for silicas products combined with higher average pricing more than offset the expected decline in pharma fine chemicals sales volumes.

•	We made good progress rebuilding the pharma fine chemicals sales pipeline with more than 85% of forecasted 2018 sales secured and expected to be delivered in the second half of the year.

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•
Gross margin of 36.3% decreased 280 basis points. Lower sales of high-margin pharma fine chemicals products accounted for approximately half of the decline. Higher manufacturing costs, including higher raw materials and energy costs, partially offset by improved pricing, accounted for the remainder of the decline.

•	Operating income of $24.1 million decreased 2.8%, or $0.7 million.
Notable Developments
Closed Polyolefin Catalysts Acquisition
On April 3, 2018, Grace completed the acquisition of Albemarle's polyolefin catalysts business. The acquisition significantly enhances Grace's capabilities in high-growth single-site catalyst applications and is expected to fully deliver the planned cost and capital avoidance synergies in 2019. The investment is expected to be accretive to 2018 Adjusted EPS.
Completed Refinancing in Connection with Acquisition
Grace entered into a new senior secured credit agreement on April 3, 2018, consisting of a $950 million term loan facility maturing in April 2025, and a new five-year $400 million revolving credit facility. The proceeds of the term loan, as well as cash-on-hand, were used to: (i) pay off the prior term loan, (ii) fund the purchase price of the acquisition, and (iii) make a $50 million voluntary contribution to our U.S. defined benefit pension plan. The refinancing reduces our full-year borrowing costs by approximately 50 basis points, optimizes both our effective tax rate and low cash tax rate, and provides financial flexibility to support growth strategies.
Completed Useful Life Analysis
As a result of observations made during recent plant turnarounds and acquisitions, Grace initiated a study of the useful lives of its machinery and equipment, including an evaluation of historical retirement data as well as industry review and analysis. Based on the results of the study, conducted by a leading accounting firm, Grace revised its depreciation policy for machinery and equipment useful lives from a range of 3-10 years to a range of 5-25 years. Average useful accounting lives for machinery and equipment increased from approximately 9 years to approximately 18 years. Grace is applying the policy change to new and existing assets on a prospective basis as a change in accounting estimate effective January 1, 2018.
As a result, our 1Q18 depreciation expense with respect to such machinery and equipment was reduced by $2.7 million compared to the prior year quarter, or $0.03 per share. We expect the effect on full-year 2018 will be a reduction to depreciation expense of approximately $23 million compared to the prior year. This is consistent with the amounts assumed in our original 2018 financial outlook.
Update on Impacts of U.S. Tax Reform
As a result of our continued analysis of the impact of U.S. Tax Reform, Grace is updating its previous outlook for 2018 Adjusted ETR to 28%, from a range of 27% to 28%. The increase is due to the negative impact of the Global Intangible Low Taxed Income ("GILTI") tax which taxes excess foreign earnings over a deemed return on foreign tangible assets. Grace has not completed its analysis and will provide updates throughout the year.
Capital Allocation

•	Acquisition: Invested $416 million in the strategic single-site polyolefin catalysts business.

•
Capital expenditures: Allocated $50 million to capital investments to support strategic growth and operating excellence projects. The increased level of capital investment is consistent with our previously announced multi-year investment program.

•	Share repurchase program: Repurchased $35 million, or approximately 514,000 shares, of our outstanding common stock at an average per share price of $68.00.

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•	Dividend: Paid $16 million in cash dividends to shareholders.
Full-Year 2018 Outlook
Grace is raising its full-year 2018 sales and earnings outlook and raising the lower end of its Adjusted Free Cash Flow range.

Full-Year 2018 Outlook
2018 Outlook
(In $ millions, except per share amounts)	Previous Outlook (Mar. 2, 2018)	YoY	Updated Outlook (Apr. 25, 2018)	YoY
Sales growth (total)	8% - 10%		9% - 11%
Sales growth (organic)	4% - 6%		5% - 7%
Adjusted EBIT	440 - 450	6% - 9%	448 - 460	8% - 11%
Adjusted EPS	$3.72 - $3.82	9% - 12%	$3.85 - $3.95	13% - 16%
Adjusted Free Cash Flow	210 - 250		225 - 250
Note: We are unable to estimate the annual mark-to-market pension adjustment or 2018 net income or diluted EPS.
Investor Call
We will discuss these results during an investor conference call and webcast today starting at 9:00 a.m. ET. To access the call and webcast, interested participants should go to the Investors portion of our website, www.grace.com, and click on the webcast link.
Those without access to the Internet can participate by dialing +1 844.515.9173 (U.S.) or +1 574.990.9421 (International). The participant passcode is 5868838. Investors are advised to dial into the call at least ten minutes early in order to register.
An audio replay will be available after 1:00 p.m. ET on April 25. For one week, the replay will be accessible by dialing +1 855.859.2056 (U.S.) or +1 404.537.3406 (International) and entering the participant passcode 5868838. The webcast replay or transcript will be available for one year on the company's website.
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About Grace
Built on talent, technology, and trust, Grace is a leading global supplier of catalysts and engineered materials. The company’s two industry-leading business segments—Catalysts Technologies and Materials Technologies—provide innovative products, technologies, and services that enhance the products and processes of our customers around the world. With approximately 3,900 employees, Grace operates and/or sells to customers in over 60 countries. More information about Grace is available at grace.com.
Forward-Looking Statements
This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. Forward-looking statements include, without limitation, expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protections of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to differ materially from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, especially in emerging regions; the costs and availability of raw materials, energy and transportation; the effectiveness of its research and development and growth investments;

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acquisitions and divestitures of assets and businesses; developments affecting Grace’s outstanding indebtedness; developments affecting Grace's pension obligations; its legal and environmental proceedings; environmental compliance costs; the inability to establish or maintain certain business relationships; the inability to hire or retain key personnel; natural disasters such as storms and floods, and force majeure events; changes in tax laws and regulations; international trade disputes, tariffs and sanctions; the potential effects of cyberattacks; and those additional factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace's projections and forward-looking statements, which speak only as of the dates those projections and statements are made. Grace undertakes no obligation to release publicly any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
(In millions, except per share amounts)	2018	2017
Net sales	$431.5	$398.0
Cost of goods sold	262.0	244.8
Gross profit	169.5	153.2
Selling, general and administrative expenses	69.3	65.5
Research and development expenses	14.7	13.9
Provision for environmental remediation, net	0.1	—
Equity in earnings of unconsolidated affiliate	(5.4)	(7.0)
Restructuring and repositioning expenses	5.6	2.3
Interest expense and related financing costs	19.3	19.5
Other (income) expense, net	(2.3)	(1.9)
Total costs and expenses	101.3	92.3
Income (loss) before income taxes	68.2	60.9
(Provision for) benefit from income taxes	(24.8)	(18.0)
Net income (loss)	43.4	42.9
Less: Net (income) loss attributable to noncontrolling interests	0.2	—
Net income (loss) attributable to W. R. Grace & Co. shareholders	$43.6	$42.9
Earnings Per Share Attributable to W. R. Grace & Co. Shareholders
Basic earnings per share:
Net income (loss)	$0.64	$0.63
Weighted average number of basic shares	67.6	68.3
Diluted earnings per share:
Net income (loss)	$0.64	$0.63
Weighted average number of diluted shares	67.7	68.5
Dividends per common share	$0.24	$0.21

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended March 31,
(In millions)	2018	2017
OPERATING ACTIVITIES
Net income	$43.4	$42.9
Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	25.0	27.1
Equity in earnings of unconsolidated affiliate	(5.4)	(7.0)
Costs related to legacy product, environmental and other claims	1.5	2.1
Cash paid for legacy product, environmental and other claims	(6.3)	(40.7)
Provision for income taxes	24.8	18.0
Cash paid for income taxes	(8.9)	(15.4)
Income tax refunds received	—	0.8
Interest expense and related financing costs	19.3	19.5
Cash paid for interest	(5.3)	(4.9)
Defined benefit pension expense	3.8	5.0
Cash paid under defined benefit pension arrangements	(3.7)	(3.8)
Changes in assets and liabilities, excluding effect of currency translation and acquisitions:
Trade accounts receivable	20.1	19.8
Inventories	(23.0)	(4.4)
Accounts payable	10.5	10.1
All other items, net	(6.8)	(33.2)
Net cash provided by (used for) operating activities	89.0	35.9
INVESTING ACTIVITIES
Capital expenditures	(50.1)	(31.0)
Other investing activities	1.6	0.1
Net cash provided by (used for) investing activities	(48.5)	(30.9)
FINANCING ACTIVITIES
Borrowings under credit arrangements	8.6	38.9
Repayments under credit arrangements	(11.7)	(41.7)
Cash paid for repurchases of common stock	(35.0)	(10.0)
Proceeds from exercise of stock options	0.8	6.0
Dividends paid to shareholders	(16.2)	(14.3)
Other financing activities	(1.6)	(0.3)
Net cash provided by (used for) financing activities	(55.1)	(21.4)
Effect of currency exchange rate changes on cash and cash equivalents	2.4	2.2
Net increase (decrease) in cash and cash equivalents	(12.2)	(14.2)
Cash, cash equivalents, and restricted cash beginning of period	163.5	100.6
Cash, cash equivalents, and restricted cash, end of period	$151.3	$86.4

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheets (unaudited)

(In millions, except par value and shares)	March 31, 2018	December 31, 2017
ASSETS
Current Assets
Cash and cash equivalents	$149.9	$152.8
Restricted cash and cash equivalents	1.4	10.7
Trade accounts receivable, less allowance of $11.7 (2017—$11.7)	269.1	285.2
Inventories	256.2	230.9
Other current assets	51.0	49.0
Total Current Assets	727.6	728.6
Properties and equipment, net of accumulated depreciation and amortization of $1,497.9 (2017—$1,463.4)	829.4	799.1
Goodwill	405.2	402.4
Technology and other intangible assets, net	251.6	255.4
Deferred income taxes	550.6	556.5
Investment in unconsolidated affiliate	132.2	125.9
Other assets	48.5	39.1
Total Assets	$2,945.1	$2,907.0
LIABILITIES AND EQUITY
Current Liabilities
Debt payable within one year	$14.8	$20.1
Accounts payable	217.3	210.3
Other current liabilities	233.5	217.8
Total Current Liabilities	465.6	448.2
Debt payable after one year	1,531.7	1,523.8
Underfunded and unfunded defined benefit pension plans	516.0	502.4
Other liabilities	185.9	169.3
Total Liabilities	2,699.2	2,643.7
Equity
Common stock issued, par value $0.01; 300,000,000 shares authorized; outstanding: 67,295,704 (2017—67,780,410)	0.7	0.7
Paid-in capital	476.1	474.8
Retained earnings	603.7	573.1
Treasury stock, at cost: shares: 10,160,923 (2017—9,676,217)	(864.6)	(832.1)
Accumulated other comprehensive income (loss)	23.3	39.9
Total W. R. Grace & Co. Shareholders’ Equity	239.2	256.4
Noncontrolling interests	6.7	6.9
Total Equity	245.9	263.3
Total Liabilities and Equity	$2,945.1	$2,907.0

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended March 31,
(In millions, except per share amounts)	2018	2017	% Change
Net sales:
Catalysts Technologies	$315.8	$293.8	7.5%
Materials Technologies	115.7	104.2	11.0%
Total Grace net sales	$431.5	$398.0	8.4%
Net sales by region:
North America	$126.0	$115.7	8.9%
Europe Middle East Africa	178.7	148.7	20.2%
Asia Pacific	100.2	99.9	0.3%
Latin America	26.6	33.7	(21.1)%
Total net sales by region	$431.5	$398.0	8.4%
Performance measures:
Adjusted EBIT(A)(B):
Catalysts Technologies segment operating income	$92.1	$81.2	13.4%
Materials Technologies segment operating income	24.1	24.8	(2.8)%
Corporate costs	(16.6)	(16.1)	(3.1)%
Certain pension costs(C)	(3.8)	(3.1)	(22.6)%
Adjusted EBIT	95.8	86.8	10.4%
Restructuring and repositioning expenses	(5.6)	(2.3)
(Costs) benefit related to legacy product, environmental and other claims	(1.5)	(2.1)
Third-party acquisition-related costs	(0.9)	—
Income and expense items related to divested businesses	(0.5)	(0.3)
Pension MTM adjustment and other related costs, net	—	(1.9)
Interest expense, net	(18.9)	(19.3)	2.1%
(Provision for) benefit from income taxes	(24.8)	(18.0)	(37.8)%
Income (loss) attributable to W. R. Grace & Co. shareholders	$43.6	$42.9	1.6%
Diluted EPS	$0.64	$0.63	1.6%
Adjusted EPS(A)	$0.82	$0.68	20.6%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended March 31,
(In millions)	2018	2017	% Change
Adjusted profitability performance measures(A)(B)(C):
Gross Margin:
Catalysts Technologies	41.5%	39.2%	2.3 pts
Materials Technologies	36.3%	39.1%	(2.8) pts
Adjusted Gross Margin	40.1%	39.2%	0.9 pts
Pension costs in cost of goods sold	(0.8)%	(0.7)%	(0.1) pts
Total Grace	39.3%	38.5%	0.8 pts
Adjusted EBIT:
Catalysts Technologies	$92.1	$81.2	13.4%
Materials Technologies	24.1	24.8	(2.8)%
Corporate, pension, and other	(20.4)	(19.2)	(6.3)%
Total Grace	95.8	86.8	10.4%
Depreciation and amortization:
Catalysts Technologies	$19.4	$21.3	(8.9)%
Materials Technologies	4.7	4.7	—%
Corporate	0.9	1.1	(18.2)%
Total Grace	25.0	27.1	(7.7)%
Adjusted EBITDA:
Catalysts Technologies	$111.5	$102.5	8.8%
Materials Technologies	28.8	29.5	(2.4)%
Corporate, pension, and other	(19.5)	(18.1)	(7.7)%
Total Grace	120.8	113.9	6.1%
Adjusted EBIT margin:
Catalysts Technologies	29.2%	27.6%	1.6 pts
Materials Technologies	20.8%	23.8%	(3.0) pts
Total Grace	22.2%	21.8%	0.4 pts
Adjusted EBITDA margin:
Catalysts Technologies	35.3%	34.9%	0.4 pts
Materials Technologies	24.9%	28.3%	(3.4) pts
Total Grace	28.0%	28.6%	(0.6) pts

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended March 31,
(In millions)	2018	2017
Cash flow measure(A):
Net cash provided by (used for) operating activities	$89.0	$35.9
Capital expenditures	(50.1)	(31.0)
Free Cash Flow	38.9	4.9
Cash paid for legacy product, environmental and other claims	6.3	40.7
Cash paid for repositioning	4.6	0.6
Cash paid for restructuring	3.2	3.8
Cash paid for third-party acquisition-related costs	2.1	—
Adjusted Free Cash Flow	$55.1	$50.0

	Four Quarters Ended
(In millions)	March 31, 2018	December 31, 2017
Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters)(A):
Adjusted EBIT	$423.0	$414.0
Invested Capital:
Trade accounts receivable	269.1	285.2
Inventories	256.2	230.9
Accounts payable	(217.3)	(210.3)
	308.0	305.8
Other current assets (excluding income taxes)	43.9	42.1
Properties and equipment, net	829.4	799.1
Goodwill	405.2	402.4
Technology and other intangible assets, net	251.6	255.4
Investment in unconsolidated affiliate	132.2	125.9
Other assets (excluding capitalized financing fees)	44.3	37.4
Other current liabilities (excluding income taxes, legacy environmental matters, accrued interest, and restructuring)	(157.8)	(158.6)
Other liabilities (excluding income taxes and legacy environmental matters)	(142.7)	(113.7)
Total invested capital	$1,714.1	$1,695.8
Adjusted EBIT Return On Invested Capital	24.7%	24.4%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Adjusted Earnings Per Share (unaudited)

	Three Months Ended March 31,
	2018				2017
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted earnings per share				$0.64				$0.63
Restructuring and repositioning expenses	$5.6	$1.1	$4.5	0.07	$2.3	$0.8	$1.5	0.02
Costs (benefit) related to legacy product, environmental and other claims	1.5	0.4	1.1	0.02	2.1	0.8	1.3	0.02
Third-party acquisition-related costs	0.9	0.3	0.6	0.01	—	—	—	—
Income and expense items related to divested businesses	0.5	0.1	0.4	0.01	0.3	0.1	0.2	—
Pension MTM adjustment and other related costs, net	—	—	—	—	1.9	0.7	1.2	0.02
Discrete tax items:
GILTI NOL impact(D)		(4.7)	4.7	0.07		—	—	—
Discrete tax items, including adjustments to uncertain tax positions		—	—	—		0.5	(0.5)	(0.01)
Adjusted EPS(A)				$0.82				$0.68

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Notes to the Financial Information

(A)
In the above charts, Grace presents financial information in accordance with U.S. generally accepted accounting principles (U.S. GAAP), as well as the non-GAAP financial information described below. Grace believes that this non-GAAP financial information provides useful supplemental information about the performance of its businesses, improves period-to-period comparability and provides clarity on the information management uses to evaluate the performance of its businesses. In the above charts, Grace has provided reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. These non-GAAP financial measures should not be considered as a substitute for financial measures calculated in accordance with U.S. GAAP, and the financial results calculated in accordance with U.S. GAAP and reconciliations from those results should be evaluated carefully.

Grace defines these non-GAAP financial measures as follows:

•
Adjusted EBIT means net income attributable to W. R. Grace & Co. shareholders adjusted for interest income and expense; income taxes; costs related to legacy product, environmental and other claims; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines, and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; and certain other items that are not representative of underlying trends.

•	Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization.

•
Adjusted EBIT Return On Invested Capital means Adjusted EBIT (on a trailing four quarters basis) divided by the sum of net working capital, properties and equipment and certain other assets and liabilities.

•	Adjusted Gross Margin means gross margin adjusted for pension-related costs included in cost of goods sold and the amortization of acquired inventory fair value adjustment.

•
Adjusted EPS means diluted EPS adjusted for costs related to legacy product, environmental and other claims; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines, and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; certain other items that are not representative of underlying trends; and certain discrete tax items.

•
Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus cash flows related to legacy product, environmental and other claims; cash paid for restructuring and repositioning; capital expenditures related to repositioning; cash paid for third-party acquisition-related costs; and accelerated payments under defined benefit pension arrangements.

•	Net Sales, constant currency means the period-over-period change in net sales calculated using the foreign currency exchange rates that were in effect during the previous comparable period.
Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Return On Invested Capital, Adjusted Gross Margin, Adjusted EPS, Adjusted Free Cash Flow, and Net Sales, constant currency do not purport to represent income or liquidity measures as defined under U.S. GAAP, and should not be considered as alternatives to such measures as an indicator of Grace's performance or liquidity.
Grace uses Adjusted EBIT as a performance measure in significant business decisions and in determining certain incentive compensation. Grace uses Adjusted EBIT as a performance measure because it provides improved period-to-period comparability for decision making and compensation purposes, and because it better measures the ongoing earnings results of its strategic and operating decisions by excluding the earnings effects of legacy product, environmental and other claims; restructuring and repositioning activities; divested businesses; the effects of acquisitions; and certain other items that are not representative of underlying trends.

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Grace uses Adjusted EBITDA, Adjusted EBIT Return On Invested Capital, Adjusted Gross Margin, and Adjusted EPS as performance measures and may use these measures in determining certain incentive compensation. Grace uses Adjusted EBIT Return On Invested Capital in making operating and investment decisions and in balancing the growth and profitability of operations.
Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of capital to shareholders. Grace also uses Adjusted Free Cash Flow as a performance measure in determining certain incentive compensation.
Grace uses Net Sales, constant currency as a performance measure to compare current period financial performance to historical financial performance by excluding the impact of foreign currency exchange rate fluctuations that are not representative of underlying business trends and are largely outside of its control.
These measures are provided to investors and others to improve the period-to-period comparability and peer-to-peer comparability of Grace’s financial results, and to ensure that investors and others understand the information Grace uses to evaluate the performance of its businesses. They distinguish the operating results of Grace's current business base from the costs of Grace's legacy product, environmental and other claims; restructuring and repositioning activities; divested businesses; and other items discussed above. These measures may have material limitations due to the exclusion or inclusion of amounts that are included or excluded, respectively, in the most directly comparable measures calculated and presented in accordance with U.S. GAAP and thus investors and others should review carefully the financial results calculated in accordance with U.S. GAAP.
Grace is unable without unreasonable efforts to estimate the annual mark-to-market pension adjustment or 2018 net income or diluted EPS. Without the availability of this significant information, Grace is unable to provide reconciliations for the forward-looking information set forth in the 2018 Outlook, above.

(B)	Grace's segment operating income includes only Grace's share of income from consolidated and unconsolidated joint ventures.

(C)
Certain pension costs include only ongoing costs recognized quarterly, which include service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits. Catalysts Technologies and Materials Technologies segment operating income and corporate costs do not include any amounts for pension expense. Other pension related costs including annual mark-to-market adjustments and actuarial gains and losses are excluded from Adjusted EBIT. These amounts are not used by management to evaluate the performance of Grace's businesses and significantly affect the peer-to-peer and period-to-period comparability of our financial results. Mark-to-market adjustments and actuarial gains and losses relate primarily to changes in financial market values and actuarial assumptions and are not directly related to the operation of Grace's businesses.

(D)
The Tax Cuts and Jobs Act of 2017 Global Intangible Low Taxed Income ("GILTI") is a tax on the excess of foreign earnings over a deemed return on the foreign tangible assets (10% of depreciated tax basis). A deduction reduces foreign earnings to GILTI by 50% reducing the tax rate to 10.5%. Additionally, the GILTI tax may be partially offset with foreign tax credits. However, the deduction and the foreign tax credits may not be utilized to offset the GILTI tax or be carried forward if a net operating loss is being utilized.

NM - Not Meaningful

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